                                                                      EXHIBIT 15








TXU Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Electric Company and subsidiaries (TXU Electric) for the period ended June 30, 2001, as indicated in our report dated August 9, 2001, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Electric's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, is incorporated by reference in Registration Statements No. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Dallas, Texas
August 9, 2001